EXHIBIT 3.2

AMENDED CERTIFICATE OF INCORPORATION

                                Pro Squared, Inc.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

This Amendment was adopted by unanimous written consent of the shareholders of Pro Squared, Inc. on December 30, 2001. The number of common shares authorized at December 30, 2001 was 20,000,000, of which 775,000 shares were issued. All of the shares issued were voted for adoption in the unanimous written consent of the shareholders.


Existing  Article  as  originally  filed:

                    ARTICLE FOUR:   AUTHORIZED CAPITAL STOCK

     The aggregate number of shares which the corporation shall have authority to issue is 20,000,000 of common stock at $0.001 (one-thousandth of one dollar) par value




Amended  Article:

                    ARTICLE FOUR:   AUTHORIZED CAPITAL STOCK

     The aggregate number of shares which the corporation shall have authority to issue is 200,000,000 of common stock at $0.001 (one-thousandth of one dollar) par value


Certified  by:


Craig  Crawford     Emmett  R.  McCoppin

President     Vice  President  and  Acting  Secretary